Exhibit 21.1

WINSTON HOTELS, INC.
List of Subsidiaries

Jurisdiction of
	Incorporation of	Other Names Under
Name	Organization	Which Doing Business
1. Winston Manager Corporation	Virginia	N/A

2. Winston Manager II LLC	Delaware	N/A

3. WINN Limited Partnership **	North Carolina	WINN Limited Partnership of
North Carolina (Florida)

WINN Operating Limited
Partnership (Texas)

North Carolina WINN Limited
Partnership (Arizona)

4. Barclay Hospitality Services Inc. *	North Carolina	N/A

5. Winston SPE LLC *	Virginia	N/A

6. Winston SPE II LLC *	Delaware	N/A

7. Winston Finance LLC *	Delaware	N/A

8. Evanston Hotel Associates, LLC *	Delaware	N/A

9. Marsh Landing Hotel Associates, LLC *	Delaware	N/A

10. Windsor Hotel Associates, LLC *	Delaware	N/A

11. Windsor Lessee Company LLC *	Delaware	N/A

12. Chapel Hill Associates, LLC *	North Carolina	N/A

13. Winston Opportunity Management, LLC *	North Carolina	N/A

14. Winston Kansas City, LP *	Delaware	N/A

*	These entities are subsidiaries of WINN Limited Partnership.

**	Winston Hotels, Inc. was the sole general partner, and owned 95.31%, of WINN Limited Partnership as of December 31, 2004.

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